CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the foregoing Registration Statement on Form F-1 of our report dated April 22, 2015, relating to the consolidated statements of financial position of Abattis Bioceuticals Corp. as of September 30, 2014, and the related consolidated statements of operations and comprehensive loss, changes in shareholders' equity, and cash flows for the year then ended. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Yours truly,

/s/ MNP LLP

MNP LLP

Vancouver, Canada

April 27, 2015